2004 Annual Report American Municipal Income Portfolio
Shareholder UPDATE (Unaudited)

Annual Meeting Results
An annual meeting of the Funds shareholders was held on September 8, 2003. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The Funds preferred shareholders elected the following directors:

                         Shares    Shares Withholding
                       Voted For   Authority to Vote
Roger A. Gibson .......  1,613 		  50
Leonard W. Kedrowski ..  1,616 		  47

(2) The Funds preferred and common shareholders, voting as a single class, elected the following directors:

                           Shares    Shares Withholding
                         Voted For   Authority to Vote
Benjamin R. Field III .. 5,609,110 	  98,014
Mickey P. Foret ........ 5,614,850 	  92,274
Victoria J. Herget ..... 5,615,975 	  91,149
Richard K. Riederer..... 5,621,110 	  86,014
Joseph D. Strauss....... 5,611,661 	  95,463
Virginia L. Stringer ... 5,613,975 	  93,149
James M. Wade .......... 5,621,110 	  86,014

(3) The Funds preferred and common shareholders, voting as a single class, ratified the selection by the Funds board of directors of Ernst & Young LLP as the independent public accountants for the Fund for the fiscal year ending January 31, 2004. The following votes were cast regarding this matter:

   Shares      Shares 			 Broker
 Voted For  Voted Against  Abstentions  Non-Votes
 5,648,764     26,502 	     31,858 	   -